Exhibit 99.1
For Immediate Release
January 30, 2015

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Chris Ahearn
	704-758-2033	704-758-2304
	tiffany.l.mason@lowes.com	chris.c.ahearn@lowes.com

LOWE'S NAMES JAMES H. MORGAN TO BOARD OF DIRECTORS

MOORESVILLE, N.C. - Today, the board of directors for Lowe's Companies, Inc. announced it has appointed James H. Morgan, 67, to the company’s board, effective immediately. Today’s announcement brings Lowe’s board of directors to 12 members, 11 of whom are independent.

Morgan is chairman of Krispy Kreme, having served as the company’s CEO from 2008 to 2014, on its board of directors since 2000, and as its chairman since 2005. He has extensive experience in the financial services area, having served as chairman and CEO of Wachovia Securities, Inc. and chairman and CEO of investment banking and brokerage firm Interstate/Johnson Lane. He is also on the board of directors of Coca-Cola Bottling Co. Consolidated, the nation’s second largest Coca-Cola bottler.

“With his career in publicly held retail, consumer products and financial services companies, Jim brings deep and relevant experience to our board,” said Robert A. Niblock, Lowe’s chairman, president and CEO. “Jim will be a valuable resource as we continue our transformation to an omni-channel home improvement company focused on differentiating through exceptional customer experiences. The board and I look forward to working with him.”

Morgan will serve on the Audit and Governance committees of the board. He will stand for election at Lowe’s 2015 annual meeting of shareholders.

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 100 home improvement company serving approximately 15 million customers a week in the United States, Canada and Mexico. With fiscal year 2013 sales of $53.4 billion, Lowe’s has more than 1,835 home improvement and hardware stores and 260,000 employees. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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